UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2020

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of Principal Executive Offices)		(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, in September 2018, MGE Niagara Entertainment Inc. (“MGE Niagara”), an indirect wholly-owned subsidiary of the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (“MGE”), was selected by the Ontario Lottery and Gaming Corporation (the “OLG”) to be the service provider for the Niagara Fallsview Casino Resort, Casino Niagara and the 5,000-seat Niagara Falls Entertainment Centre, all in Niagara Falls, Canada (collectively, the “MGE Niagara Resorts”). In June 2019, MGE Niagara completed the acquisition of the MGE Niagara Resorts and assumed the day-to-day operations of the properties and, in conjunction therewith, entered into a Credit Agreement with, among others, Bank of Montreal, as administrative agent, and the lenders party thereto, providing for senior secured credit facilities in the aggregate principal amount of 300,000,000 Canadian dollars (the “Credit Facilities”). MGE Niagara is an “unrestricted subsidiary” under MGE’s existing credit facilities and indenture and the Credit Facilities are non-recourse to MGE and its “restricted subsidiaries” thereunder.

On March 16, 2020, due to the ongoing COVID-19 global pandemic, the OLG directed the MGE Niagara Resorts to close, and the MGE Niagara Resorts have remained closed since that time. Because of the closure, MGE Niagara has entered into several limited waivers with respect to the Credit Facilities which have, among other things, waived the occurrence of an event of default that would have been caused under the Credit Facilities due to the closure of the MGE Niagara Resorts.

On September 30, 2020, MGE Niagara entered into a Fourth Amended and Restated Limited Waiver to the Credit Facilities (the “Fourth Waiver”) which, among other things, (a) waived anticipated breaches of certain financial covenants under the Credit Facilities as a result of the closure of the MGE Niagara Resorts until November 30, 2020, (b) waived the requirement for MGE Niagara to deliver (i) compliance certificates under the Credit Facilities for the fiscal quarters ending June 30, 2020 and September 30, 2020 and (ii) the annual business plan for the year ending March 31, 2020, and (c) extended the waiver of the occurrence of an event of default that would have been caused under the Credit Facilities due to the closure of the MGE Niagara Resorts, through November 30, 2020 (the “Extended Waiver Period”). In connection with the Fourth Waiver, MGE Niagara agreed, among other things, during the Extended Waiver Period, to: (a) continue not to make any request for advances under the Credit Facilities; (b) continue pricing under the Credit Facilities at pricing level 5, which increased the Applicable Margin (as defined under the Credit Facilities) by 100 basis points over pricing level 4; (c) continue to require MGE Niagara to maintain minimum liquidity of $15 million; (d) deliver to the Administrative Agent a weekly liquidity report; and (e) refrain from making certain Distributions (as defined under the Credit Facilities).

The summary of certain terms of the Fourth Waiver set forth above is qualified by reference to the full text thereof, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. Reference is also made to the full text of the Credit Agreement, dated June 10, 2019, among MGE Niagara Entertainment Inc., the lenders named therein, Bank of Montreal, as administrative agent, and the other parties thereto, which is filed as Exhibit 10.1 to MGE’s Form 8-K filed with the Securities and Exchange Commission on June 14, 2019 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

10.1	Fourth Amended and Restated Limited Waiver, dated as of September 30, 2020, granted by Bank of Montreal, as administrative agent, on behalf of and at the direction of the Required Lenders in favor of MGE Niagara Entertainment Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2020	MOHEGAN TRIBAL GAMING AUTHORITY D/B/A MOHEGAN GAMING & ENTERTAINMENT

	By:	/s/ Ralph James Gessner Jr.
	Name:	Ralph James Gessner Jr.
	Title:	Chairman, Management Board